PRESS RELEASE -
For immediate release


CONTACT:  Ed Truitt
          Cavion Technologies
          720-875-1965
          etruitt@cavion.com


    Cavion Technologies Files for Chapter 11 Bankruptcy Reorganization


ENGLEWOOD, CO - DECEMBER 22, 2000 -- Cavion Technologies (Nasdaq: CAVN) filed for bankruptcy protection under Chapter 11 in the U.S. Bankruptcy Court for the District of Colorado on December 21, 2000.

The filing stays creditors from collecting pre-petition debt and interest. Under the reorganization, filed as case # 00-25262-DEC, the debtor remains in possession of current operations and assets during the reorganization period.

The company is in active negotiations with several entities interested in acquiring Cavion's assets and providing capital to continue operations and services. The company anticipates filing an initial request for approval of interim financing during the week ending December 30, providing that acceptable agreements are reached.

Cavion intends to proceed with discussions with lenders interested in providing debtor in possession financing and hopes to have financing in place within 30 days.

ABOUT CAVION

Cavion Technologies offers products and services for secure business-to-business communications and secure Internet financial products and services designed specifically for the needs of credit unions. The company's Internet software products include secure Internet access, online transactional banking, cellular access, online bill payment, and online loan decision products along with enabling software for kiosks.

Cavion is also building and managing a secure private communications network called CUiNET (Credit Union interactive Network) exclusively for the credit union industry. CUiNET provides a secure, high-speed communications platform for the delivery of services, transactions and information to and from credit unions and related organizations, such as trade organizations, corporate credit unions and credit union vendors. The company's headquarters are located at 6446 South Kenton Street, Englewood, CO 80111. Its telephone number is 720-875-1900.

This press release contains forward-looking statements. Cavion uses words such as "anticipate", "believe", "expect", "future", "may", "will", "should", "plan", "projected", "intend" and similar expressions to identify forward-looking statements. These statements are based on the company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the forward-looking statements. Some, but not all, of the factors that may cause these differences are discussed in the risk factors section of the company`s periodic filings under the Securities Exchange Act of 1934 and its registration statements under the Securities Act of 1933. In any event, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.